Exhibit 99.1

FOR IMMEDIATE RELEASE

[LOGO OF IMMUNICON]                                                PRESS RELEASE

      IMMUNICON CORPORATION REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
                                DECEMBER 31, 2005

     o Immunicon improves clinical information for use of CellSearch test in metastatic breast cancer based on additional clinical data which indicates that Circulating Tumor Cells predict outcome after each cycle of therapy. Veridex, LLC receives 510(k) clearance based on this data.

     o Immunicon enters into Supply and Marketing License Agreement with KREATECH for Universal Linkage System (ULS(TM)) Technology for Detection of Cancer Cells

     o Instrument shipments for the fourth quarter total nine CellTracks Analyzer II systems and nine CellTracks AutoPrep Systems

     o Instrument shipments for the year ended 2005 total 29 cell analyzers and 24 CellTracks AutoPrep Systems

     o Immunicon confirms "net cash burn" for 2005 was $27.4 million, an improvement on previous guidance of less than $30 million

     o    Immunicon appoints Byron D. Hewett as Chief Executive Officer; Edward
          L. Erickson named Executive Chairman of the Board

     o Immunicon announces guidance for "net cash burn" for 2006 of between $22 million and $24 million

HUNTINGDON VALLEY, PA, February 22, 2006 -- Immunicon Corporation {Nasdaq-NM:
IMMC}, which is developing and commercializing proprietary cell- and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its operating results for the quarter and year ended December 31, 2005.

FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2005

Immunicon reported product revenue of $1.0 million for the fourth quarter, including $807,000 in instrument revenue and $236,000 in reagent and consumable product sales. Immunicon had $944,000 in product revenue in the corresponding quarter of 2004. Immunicon initiated selling of its initial diagnostic products in August 2004. Product revenue for the year ended December 31, 2005, was $3.0 million, including $2.4 million in instrument revenue and $601,000 in reagent and consumable product sales. Immunicon reported $1.1 million in product revenue for the year ended 2004.

Immunicon launched its next generation cell analysis platform, the CellTracks Analyzer II, at the end of June 2005. For the quarter ended December 2005, Immunicon shipped nine CellTracks Analyzer II systems to domestic and international customers and affiliates of Johnson & Johnson. For the year ended December 2005, Immunicon shipped 22 CellTracks Analyzer II systems and 7 CellSpotter Analyzers. As a result of the introduction of the CellTracks Analyzer II, Immunicon does not anticipate any new placements of its CellSpotter Analyzer and, in fact, did not place any CellSpotter Analyzers in the fourth quarter of 2005. During the quarter ended December 31, 2005, the Company shipped nine CellTracks AutoPrep Systems. Cumulative shipments of instrument systems as of December 31, 2005 totaled 47 analyzers (22 CellTracks Analyzer II systems and 25 CellSpotter Analyzers) and 42 CellTracks AutoPrep Systems. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months due to final evaluation of these systems by customers.

For the quarter ended December 31, 2005, Immunicon's net loss was $5.7 million, or $0.21 per share, based on 27.5 million weighted average common shares outstanding, compared with a net loss of $5.9 million, or $0.26 per share, for the same period in 2004, based on 23.1 million weighted average common shares outstanding.

For the year ended December 31, 2005, Immunicon's net loss was $26.9 million, or $1.06 per share, based on 25.4 million weighted average common shares outstanding, compared with a net loss of $27.9 million, or $1.70 per share, for the same period in 2004, based on 16.4 million weighted average common shares outstanding.

On August 29, 2005, Immunicon announced that it was reducing staff and other expenses in order to align costs with its commercialization strategy and revenue ramp and Immunicon reduced its workforce by approximately 25% as of that date. The Company recorded total charges of $459,000 related to the staff and other cost reductions in the year ended December 31, 2005. The Company expects to incur charges of up to an estimated additional $600,000 such as those related to space consolidation, among others, in the first half of 2006. This reduction in staff resulted in cost savings of approximately $1.1 million in the quarter ended December 31, 2005.

Research and development ("R&D") expenses for the quarter ended December 31, 2005, were $4.5 million, compared to $5.6 million for the fourth quarter of 2004. The decrease of $1.1 million was the result of expense reductions in salary and other areas related to the staff reduction referred to above.

R&D expenses for the year ended December 31, 2005, were $21.8 million, compared to $23.5 million for the corresponding period in 2004, a reduction of $1.7 million. Immunicon purchased $2.9 million less laboratory supply and product related materials in 2005. Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior to that time, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. For these reasons, laboratory supply costs are lower in the year ended December 31, 2005, than in the year ended December 2004. This was offset principally by higher clinical trial costs ($1.2 million higher in 2005 than in 2004). Clinical trial expenses were higher in the year ended 2005 due to the initiation of the metastatic colorectal and metastatic prostate cancer trials in the second half of 2004.

General and administrative ("G&A") expenses for the quarter ended December 31, 2005, were $1.9 million, compared to $1.7 million for the comparable quarter of 2004. This increase of $200,000 is attributable to the higher costs associated with public company filing and reporting requirements, the certification of Immunicon's system of internal controls related to the Sarbanes-Oxley Act and support of operating activities which were offset principally by the effects of the staff reduction referred to above.

G&A expenses for the year ended December 31, 2005, were $8.0 million, compared to $6.1 million for the corresponding period in 2004. This increase of $1.9 million is attributable to staff increases related to commercialization activities and to costs related to public company filing and reporting requirements, the certification of Immunicon's system of internal controls related to the Sarbanes-Oxley Act and support of operating activities.

On December 31, 2005, Immunicon had cash, cash equivalents and investments of $44.1 million, including $1.5 million of investments classified as long term investments. Based on reaching certain commercialization goals including sales of its products Immunicon determined that effective with the beginning of the fourth quarter of 2005, it was no longer a development stage company.

Immunicon confirmed that its net cash expenditures ("net cash burn") for 2005 were $27.4 million. Immunicon had previously indicated that it anticipated that net cash burn would not exceed $30 million for 2005. Immunicon anticipates that its net cash expenditures for 2006 will be in the range of between $22 million and $24 million. Immunicon continues to control actively operating costs and to monitor staffing levels and capital expenditures.

Byron D. Hewett, Immunicon's President and Chief Executive Officer, commented, "We made significant progress in the commercialization of our products during 2005. The launch of the CellTracks Analyzer II was successful with systems placed in some of the most prestigious cancer centers and research institutes around the world as well as in Quest Diagnostics and SRL, the two largest reference laboratories in the US and Japan. Further, we were pleased that the FDA cleared additional data for inclusion in our package insert. This additional data indicates that circulating tumor cells predict outcome after each cycle of therapy. This data provides useful information for the oncologist as they utilize Circulating Tumor Cells (CTC) in the management of their patients with metastatic breast cancer. We are also excited about the opportunity to develop and offer commercial assays incorporating KREATECH's technology initially as a service for the benefit of pharmaceutical and biotechnology customers engaged in life science research and anti-cancer therapeutic development. With the completion of certain cost reduction actions during the third quarter of 2005, we enter 2006 with clear focus and a strong balance sheet. We continue to aggressively pursue our commercialization activities and key product and clinical development programs."

Highlights for the Quarter Ended December 31, 2005:

o On October 31, 2005, Immunicon announced that Veridex had received clearance from the U.S. Food and Drug Administration (FDA) of a pre-market notification, or 510(k) regulatory submission, in which Veridex provided additional data from Immunicon's clinical trial in metastatic breast cancer for inclusion in the package insert of the CellSearch CTC Kit. The data indicate that CTCs predict outcome in terms of survival and time to progression at various time points after initiation of a new line of therapy. Median survival of patients with less than five CTCs after initiation of therapy is approximately threefold longer as compared to those patients in whom CTCs persist or emerge.

o On January 5, 2006, Immunicon announced that it had entered into a supply and marketing license agreement with KREATECH Biotechnology of Amsterdam, The Netherlands, for KREATECH's proprietary Universal Linkage System (ULS(TM)) technology. The agreement enables Immunicon to use ULS technology in conjunction with Immunicon's technologies. The agreement followed the successful completion of internal evaluation by Immunicon of ULS labeled centromere probes for detection of abnormalities common to cancer cells. Samples that contain as few as one circulating tumor cell can now be analyzed for the presence or absence of chromosomal abnormalities and for experiments involving gene amplification. Immunicon plans to develop assays for use in confirming whether certain cells of epithelial origin in a sample of a patient's blood are cancerous.

o On November 15, 2005, Immunicon announced that its Board of Directors had approved a top management succession plan with Byron D. Hewett, assuming the title of President and CEO and being elected to the Board, which occurred on January 1, 2006. Edward L. Erickson continues to serve as Executive Chairman of the Board through March 31, 2006. Thereafter, Mr. Erickson will remain as Chairman of the Board in a non-executive capacity at least until the next annual meeting of shareholders. The intent of the current succession plan is to provide an adequate transition period to facilitate efficient and effective transfer of top management duties and leadership from Mr. Erickson to Mr. Hewett.

o As of December 31, 2005, Immunicon has shipped 22 CellTracks Analyzer II systems, including fifteen to various domestic and international customers and seven to affiliates of Johnson & Johnson. Cumulative shipments of instruments as of December 31, 2005 totaled 47 analyzers (22 CellTracks Analyzer II systems and 25 CellSpotter Analyzers) and 42 CellTracks AutoPrep Systems. The systems are located in the U.S., various countries of the EU and Japan and include placements in major reference labs (Quest Diagnostics Incorporated in the U.S. and SRL in Japan), hospital labs, a major U.S. pharmaceutical company, clinical research organizations and various Johnson & Johnson sites worldwide. A summary of instrument shipments and instruments sold for revenue recognition purposes for the quarter and year ended December 31, 2005, and for the period from launch to December 31, 2005, is attached:

                                 QUARTER ENDED     YEAR ENDED     CUMULATIVE FROM LAUNCH
                                 ==== DECEMBER 31, 2005 ====       TO DECEMBER 31, 2005
                                 -----------------------------   -----------------------
          INSTRUMENT SHIPMENTS
          --------------------
        CELLTRACKS ANALYZER II

                J&J affiliates               1               7                         7

               Other customers               8              15                        15
                                 -------------   -------------   -----------------------
  TOTAL CELLTRACKS ANALYZER II               9              22                        22

          CELLSPOTTER ANALYZER

                J&J affiliates               -               4                        14

               Other customers               -               3                        11
                                 -------------   -------------   -----------------------
             Total CellSpotter               -               7                        25

               Total Analyzers               9              29                        47
               ---------------   -------------   -------------   -----------------------

           CELLTRACKS AUTOPREP

                J&J affiliates               1               7                        17

               Other customers               8              17                        25
                                 -------------   -------------   -----------------------
    Total CellTracks AutoPreps               9              24                        42
                                 -------------   -------------   -----------------------

          INSTRUMENTS SOLD (1)
          --------------------
        CELLTRACKS ANALYZER II

                J&J affiliates               1               6                         6

               Other customers               5               7                         7
                                 -------------   -------------   -----------------------
  TOTAL CELLTRACKS ANALYZER II               6              13                        13

          CELLSPOTTER ANALYZER

                J&J affiliates               -               4                        13

               Other customers               -               6                         8
                                 -------------   -------------   -----------------------
             Total CellSpotter               -              10                        21

               Total Analyzers               6              23                        34
               ---------------   -------------   -------------   -----------------------
           CellTracks AutoPrep

                J&J affiliates               2               6                        15

               Other customers               4              13                        15
                                 -------------   -------------   -----------------------
    Total CellTracks AutoPreps               6              19                        30
                                 -------------   -------------   -----------------------

(1) - represents instruments which were sold and revenue recorded in the period indicated

Conference Call
---------------

         Byron D. Hewett, President and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday February 22, 2006, at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is
(800) 810-0924; international callers may dial (913) 981-4900. In addition, a live audio webcast of the call will be available online at Immunicon's corporate web site at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

Following the call, a webcast audio replay will be available on the Company's web site for 30 days through Friday, March 24. In addition, a dial-in replay will be maintained for 5 days through Monday, February 27, and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 8401254.

About Immunicon Corporation
---------------------------

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon's anticipated net cash burn for 2005, Immunicon's funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon's forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon's dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon's capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon's product candidates Immunicon's ability to use licensed products and to obtain new licenses from third parties; Immunicon's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon's customers for Immunicon's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon's products; effectiveness Immunicon's products compared to competitors' products; protection of Immunicon's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon's industry. These factors are discussed in more detail in Immunicon's filings with the Securities and Exchange Commission.

"Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter," "CellTracks" and AutoPrep are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. "CellSearch" is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing in this report are the property of their respective holders. ALL RIGHTS RESERVED.

CONTACT INFORMATION:                         INVESTORS/MEDIA:

James G. Murphy                              The Ruth Group
SVP of Finance & Administration, CFO         Jason Rando (media) 646-536-7025
215-830-0777 ext. 8313                       jrando@theruthgroup.com
jmurphy@immunicon.com                        John Quirk (investors) 646-536-7029
                                             jquirk@theruthgroup.com
                                             Andreas Marathovouniotis
                                              (investors) 646-536-7023
                                             amarathis@theruthgroup.com

IMMUNICON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
--------------------------------------------------------------------------------
(In thousands, except share amounts)

                                                                            ==== DECEMBER 31 ====
                                                                         ---------------------------
                                                                             2005           2004
                                                                         ------------   ------------
ASSETS
------
                            CURRENT ASSETS:
  Cash and cash equivalents                                              $     21,900   $     27,552
  Short-term investments                                                       20,694         25,551
  Receivable from related party                                                   316            249
  Accounts receivable                                                             606            255
  Inventory                                                                     3,223          1,076
  Prepaid expenses                                                                397            591
  Other current assets                                                            545            509
                                                                         ------------   ------------
                                                                               47,681         55,783
Property and equipment, net                                                     5,460          4,380

Long term investments                                                           1,504            530
Other assets                                                                      325            371
                                                                         ------------   ------------
TOTAL ASSETS                                                             $     54,970   $     61,064
                                                                         ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
                         CURRENT LIABILITIES:
  Current portion of long-term debt                                      $      2,769   $      3,012
  Accounts payable                                                                938            840
  Payable to related party                                                        433            228
  Accrued expenses                                                              3,576          3,264
  Current portion of deferred revenue
                             Related party                                      1,597          1,141
                                 Other                                             84            257
                                                                         ------------   ------------
           Total current liabilities                                            9,397          8,742
                                                                         ------------   ------------
Long-term debt                                                                  3,115          2,587
                                                                         ------------   ------------
Deferred revenue
                             Related party                                        378            872
                                 Other                                              -             25
                                                                         ------------   ------------
                                                                                  378            897
                                                                         ------------   ------------
Commitments and Contingencies

                         STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value--100,000,000 authorized,
    27,556,885 and 23,165,741 shares issued and outstanding as of
    December 31, 2005 and 2004, respectively                                       27             23
  Additional paid-in capital                                                  162,630        142,670
  Deferred stock-based compensation                                            (2,142)        (2,345)
  Currency translation adjustment                                                  12             29
  Accumulated deficit                                                        (118,447)       (91,539)
                                                                         ------------   ------------
           Total stockholders' equity                                          42,080         48,838
                                                                         ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $     54,970   $     61,064
                                                                         ============   ============

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
DECEMBER 31, 2005 COMPARED TO DECEMBER 31, 2004
-----------------------------------------------
(in thousands, except for per share and per share data)
UNAUDITED

                                                             THREE MONTHS ENDED              YEAR ENDED
                                                                 DECEMBER 31,               DECEMBER 31,
                                                          -------------------------   -------------------------
                                                             2005           2004          2005          2004
                                                          -----------   -----------   -----------   -----------
Product revenue
    Related parties                                       $       360   $       703   $     1,458   $       869
    Third party customers                                         683           241         1,585           258
                                                          -----------   -----------   -----------   -----------
Total product revenue                                           1,043           944         3,043         1,127

Cost of goods sold                                              1,024             -         2,669             -
                                                          -----------   -----------   -----------   -----------
          Gross profit (loss) on product sales                     19           944           374         1,127

Milestone and license revenue - related parties                   225           248         1,045           423
                                                          -----------   -----------   -----------   -----------
Other revenue                                                     282             1           559            15
                                                          -----------   -----------   -----------   -----------
Total revenue                                                   1,550         1,193         4,647         1,565
                                                          -----------   -----------   -----------   -----------
Operating expenses:
    Research & development                                      4,530         5,561        21,776        23,545
    General & administrative                                    1,938         1,698         8,019         6,064
                                                          -----------   -----------   -----------   -----------
          Total operating expenses                              6,468         7,259        29,795        29,609
Operating loss                                                 (5,942)       (6,066)      (27,817)      (28,044)
Other income (expense)
    Interest and other income                                     432           273         1,427           732
    Interest expense                                             (121)         (137)         (488)         (621)
                                                          -----------   -----------   -----------   -----------
          Other income (expense), net                             311           136           939           111
Pre tax loss                                                   (5,631)       (5,930)      (26,878)      (27,933)
                                                          -----------   -----------   -----------   -----------
          Foreign tax expense                                      30             -            30             -
                                                          -----------   -----------   -----------   -----------
Net loss                                                  $    (5,661)  $    (5,930)  $   (26,908)  $   (27,933)
                                                          ===========   ===========   ===========   ===========
Net loss per common share - basic and diluted             $     (0.21)  $     (0.26)  $     (1.06)  $     (1.70)
                                                          ===========   ===========   ===========   ===========
Weighted average common shares oustanding-
    basic and diluted                                      27,536,737    23,091,872    25,428,325    16,386,135
                                                          ===========   ===========   ===========   ===========

                                      # # #